Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com

Synaptics Reports Third Quarter Fiscal 2012 Results

•	Strong year-over-year increase in gross margin

•	Expansion of mobile OEM customer base

•	First volume shipments of products utilizing the company’s latest industry-leading technologies

Santa Clara, CA – April 26, 2012 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for its third fiscal quarter ended March 31, 2012.

Net revenue for the third quarter of fiscal 2012 was $131.7 million compared with $142.4 million for the comparable quarter last year. Net income for the third quarter of fiscal 2012 was $11.4 million, or $0.33 per diluted share, compared with net income of $13.5 million, or $0.38 per diluted share, for the comparable quarter last year.

Non-GAAP net income for the third quarter of fiscal 2012 was $17.9 million, or $0.51 per diluted share, compared with non-GAAP net income of $19.5 million, or $0.55 per diluted share, for the third quarter of fiscal 2011. (See attached table for a reconciliation of GAAP to non-GAAP results.) Non-GAAP earnings per diluted share for the third quarter of fiscal 2012 included the impact of the higher average stock price during the quarter, which increased the diluted share count and reduced earnings per diluted share by $0.02.

“Our third quarter financial results were on target at the mid-point of our guidance range, and we posted continued strong gross margin performance, driving solid non-GAAP operating margins of 18%,” stated Rick Bergman, President and CEO. “During the quarter, we expanded our customer base with flagship designs at key mobile OEMs and achieved important milestones with the initial volume shipments of our first ClearPad 3250 in-cell solution in a smartphone and our ClearPad 7300 single-ASIC large touchscreen solution in multiple tablets.”

Third Quarter 2012 Business Metrics

•	Revenue mix from PC and non-PC applications was approximately 49% and 51%, respectively.

•	PC revenue totaled $65.1 million, an increase of 6% year-over-year.

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Non-PC revenue totaled $66.6 million, a decrease of 17% year-over-year, primarily reflecting mobile phone touchscreen applications. Mobile unit volume continued to grow substantially with revenue impacted by the product mix transition from modules to lower priced, higher gross margin chip and tail touchscreen solutions.

•	Non-GAAP gross margin was 47.4%, an increase of 670 basis points year-over-year.

•	Non-GAAP operating margin was 18%, up 200 basis points year-over-year.

•	Cash at March 31, 2012 totaled $324.1 million.

Kathy Bayless, CFO, added, “We are beginning to see some signs of recovery in the notebook PC market; however, visibility remains limited in the mobile market, reflecting market share and sell-through dynamics within our mobile OEM customer base. Considering our backlog of approximately $60 million entering the quarter, customer forecasts, and the resulting expected product mix, we anticipate revenue for the fourth quarter to be up on a sequential basis in the range of $133 million to $140 million.”

Earnings Call Information

The Synaptics third quarter fiscal 2012 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, April 26, 2012, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-8416 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.

About Synaptics Incorporated

Synaptics delivers innovative touch solutions for intelligent devices. As a leading developer of human interface solutions for the mobile computing, communications, and entertainment markets, Synaptics solutions enhance the user experience. The ClearPad™ touchscreen product family supports devices ranging from entry-level mobile phones to tablets. The TouchPad™ family, including ClickPad™, is integrated into the majority of today’s notebook PCs. Synaptics has shipped over one billion capacitive touch solutions to date. (NASDAQ: SYNA) www.synaptics.com

Synaptics, ClearPad, TouchPad, ClickPad, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and unusual or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges and unusual or non-recurring items. Net income excluding share-based compensation and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s belief that it has industry-leading technologies; the company’s belief it is beginning to see signs of recovery in the notebook PC market; the company’s belief that there is limited visibility in the mobile market; and the company’s anticipated revenue for the fourth quarter of fiscal 2012, including that revenue is anticipated to be up on a sequential basis. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2011. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	June 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$324,118	$247,153
Receivables, net of allowances of $503 and $709, respectively	95,493	93,808
Inventories	27,975	28,850
Prepaid expenses and other current assets	4,476	4,373

Total current assets	452,062	374,184
Property and equipment, net	24,800	26,222
Goodwill	1,927	1,927
Non-current auction rate securities	18,088	25,876
Other assets	26,333	27,992

Total assets	$523,210	$456,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$47,062	$44,930
Accrued compensation	11,469	13,210
Income taxes payable	8,788	11,808
Other accrued liabilities	27,598	22,813

Total current liabilities	94,917	92,761
Notes payable	2,305	2,305
Other liabilities	23,600	21,142
Commitments and contingencies
Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 48,432,280 and 46,832,208 shares issued, and 33,674,481 and 33,465,732 shares outstanding, respectively	48	47
Additional paid in capital	460,714	406,653
Less: 14,757,799 and 13,366,476 treasury shares, respectively, at cost	(385,666)	(352,142)
Retained earnings	324,759	282,915
Accumulated other comprehensive income	2,533	2,520

Total stockholders’ equity	402,388	339,993

Total liabilities and stockholders’ equity	$523,210	$456,201

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net revenue	$131,705	$142,406	$410,621	$455,172
Cost of revenue (1)	69,525	84,790	218,458	269,690

Gross margin	62,180	57,616	192,163	185,482
Operating expenses
Research and development (1)	29,415	25,956	87,478	77,516
Selling, general, and administrative (1)	18,031	17,244	52,461	51,750

Total operating expenses	47,446	43,200	139,939	129,266

Operating income	14,734	14,416	52,224	56,216
Interest income	231	242	682	679
Interest expense	(4)	(4)	(13)	(13)
Impairment recovery on investments, net	46	10	59	20

Income before income taxes	15,007	14,664	52,952	56,902
Provision for income taxes (2)	3,561	1,168	11,108	7,029

Net income	$11,446	$13,496	$41,844	$49,873

Net income per share:
Basic	$0.34	$0.40	$1.27	$1.46

Diluted	$0.33	$0.38	$1.22	$1.40

Shares used in computing net income per share:
Basic	33,389	33,992	32,935	34,118

Diluted	35,179	35,346	34,374	35,565

(1) Includes share-based compensation charges of:

Cost of revenue	$313	$355	$903	$1,032
Research and development	3,769	3,377	11,209	10,129
Selling, general, and administrative	4,915	4,619	13,551	14,547

	$8,997	$8,351	$25,663	$25,708

(2) Includes tax benefit for share-based compensation charges of:

	$2,539	$2,347	$7,419	$7,426

Non-GAAP net income per share:
Basic	$0.53	$0.57	$1.82	$2.03

Diluted	$0.51	$0.55	$1.75	$1.94

SYNAPTICS INCORPORATED

Reconciliation of Non-GAAP Net Income and Net Income Per Share

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Reported net income	$11,446	$13,496	$41,844	$49,873
Non-GAAP adjustments (net of tax):
Nonrecurring CEO resignation costs	—	—	—	1,006
Net recovery on investments	(46)	(10)	(59)	(20)
Share-based compensation	6,458	6,004	18,244	18,282

Non-GAAP basic and diluted net income	$17,858	$19,490	$60,029	$69,141

Non-GAAP net income per share:
Basic	$0.53	$0.57	$1.82	$2.03

Diluted	$0.51	$0.55	$1.75	$1.94